Exhibit 1.3

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Board Members Appointed to
Key Corporate Governance Positions

New Committee Appointments on Board of Directors to
Assist in Managing Future Growth of CDC Software

BEIJING, ATLANTA, February 1, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications and services, today announced it has appointed two board members to positions in corporate governance as part of its preparation for CDC Corporation’s potential carve-out of CDC Software.

John Clough, vice chairman for CDC Software’s Board of Directors, will serve as chairman of the Audit Committee and will oversee the company’s audit and financial reporting processes, internal controls and risk management systems. Tom Manning will serve as chairman of the Compensation Committee and assist the Board in reviewing and approving executives and directors’ compensation and supervise the administration of the company’s equity incentive plans.

As vice chairman of the Board for CDC Software, John Clough helps guide corporate strategy and company growth, focusing on the expansion of global sales channels. Mr. Clough is also a board member and chairman of the executive committee for CDC Corporation and serves as a special advisor to General Atlantic LLC.

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Mr. Clough brings significant enterprise software and entrepreneurial experience to CDC Software. He was a co-founder and managing director of the CSSL Group, one of the largest mid-range application software distributors and hardware resellers in Asia and Australasia. Prior to the CSSL Group, he held the position of General Manager of JBA in Asia, an Australia-based worldwide mid-range software distributor.

Tom Manning has long been recognized as a leading figure in information technology in Asia. He served as a director of Bain & Company and was one of their most visible senior partners directing their information technology and technology strategy practice in Silicon Valley and Asia. He previously served as global managing director at Cap Gemini Ernst & Young, where he had responsibility for one of the three lines of the firm’s business. He has served as the chairman and CEO of both Cap Gemini Ernst & Young, Asia Pacific and Ernst & Young Consulting in Asia Pacific. He also is an independent director of Asiainfo, a leading IT services firm in China and a NASDAQ-listed company, and an independent non-executive director of China’s fifth largest bank, the Bank of Communication, which is listed on the Hong Kong Stock Exchange (SEHK: 3328).

“We are very fortunate to have the deep experience and talent on our Board needed to fill these critical governance positions,” said Peter Yip, executive chairman of CDC Software. “Both John and Tom bring successful track records with public technology companies that will be invaluable to CDC Software as we move forward with our plans.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross Enterprise — ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the potential carve out of CDC Software, the success of recent investments made, and future growth by CDC Software, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the enterprise software industry, and competitive products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise